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EXECUTIVE EMPLOYMENT AGREEMENT

     This Executive Employment Agreement is made and entered into this ___ day of October, 1995, by and between Labor Ready, Inc., a Washington corporation ("Company") and Glenn Welstad ("Executive").
     WHEREAS, Executive has been a valued employee and key executive of the Company and the parties wish to provide for his continued employment and future services upon the terms and conditions set forth in this Agreement;
and
     WHEREAS, it is the consensus of the board of directors that Executive's services have been of exceptional merit, in excess of the compensation paid and an invaluable contribution to the profits and position of the Company in its field of activity. The board further believes that Executive's experience, knowledge of corporate affairs, reputation and industry contacts are of such value and his continued services essential to Company's future growth and profits and that it would suffer great financial loss should Executive terminate his services.
NOW THEREFORE, in consideration of the mutual promises and
covenants set forth herein, the Company and Executive agree as follows:
     1. Termination of Prior Agreements. Effective as of October ____, 1995, all agreements previously entered into between Executive and Company (whether Labor Ready, Inc., PNLF, Inc., Labor Ready of Southern Calif., Inc., or any other subsidiary company) concerning the employment and compensation of Executive, are hereby terminated.
     2.     Employment.   The Company agrees to and hereby does continue
Executive in its employment, and Executive agrees to and hereby does continue in employment with the Company, as President and Chief Executive Officer of the Company in charge of the operation of its business and affairs, subject to the supervision and direction of its Board of Directors, for a period commencing on October ___, 1995 and ending on December 31, 1998, unless such period is extended by written agreement of the parties or is sooner terminated pursuant to the provisions of Paragraphs 5, 12 or 13.
     3. Duties of Executive. Executive agrees to continue to devote his full time, attention, skill, and efforts to the performance of his duties as Chief Executive Officer of the Company, and to the performance of all the duties of the office of President of the Company and, if elected, of any subsidiary or subsidiaries of the Company, all under the supervision and direction of their respective boards of directors.
     4.      Compensation.
     (a) Base Salary. Executive's base salary ("Base Salary") shall be at the rate of Thirty One Thousand Two Hundred Fifty and No/100 Dollars ($31,250.00) per month, payable semi-monthly, from the date of this Agreement. The Base Salary amount shall be increased annually on the anniversary date of this Agreement to 110% of the preceding years salary.
     (b) Bonus. The Board of Directors, or the Compensation Committee, as the case may be, may award to Executive such bonuses, from time to time, subject to limitations imposed by agreement with lenders or others, as the board may see fit, commensurate with Executive's performance and the overall performance of the Company.
     (c) Fringe Benefits. In addition to the compensation described in Paragraphs 4.(a) and 4.(b), Executive shall also be entitled to fringe benefits, including car allowances, insurance and other benefits, as shall be provided in accordance with Company policy as it is developed from time to time, by the Company's Board of Directors.
     5.     Death or Disability.
     (a) In the event that Executive, during the term of his employment hereunder, shall fail to perform his duties as the result of illness or other incapacity and such illness or other incapacity shall continue for a period of more than six months, the Company shall have the right, by written notice either personally delivered or sent by certified mail, to terminate Executive's employment hereunder as of a date (not less than 30 days after the date of the sending of such notice) to be specified in such notice. Upon such termination Executive shall be entitled to receive his compensation computed as provided in Paragraph 4 hereof for a period of six (6) months following the giving of such notice, or in the amount of $30,000.00, whichever is less; provided, however, that if, prior to the date specified in such notice, Executive's illness or incapacity shall have terminated and he shall have taken up and performed his duties hereunder, Executive shall be entitled to resume his employment hereunder as though such notice had not been given.
     (b) In the event of Executive's death during the term of his employment hereunder, his estate shall be entitled to receive his compensation computed provided in Paragraph 4 hereof for a period of six (6) months following the date of death, or in the amount of $30,000.00, whichever is less.
     6. Qualified and Non-Qualified Options to Purchase Common Stock. Company acting through its board of directors may from time to time, but shall not be required to provide and deliver to Executive qualified and/or non-qualified options to purchase the Company's common stock. Upon termination of this Agreement for any reason, the exercise date of all outstanding non-qualified stock options shall be accelerated, and shall be exercisable only within six months from the date of termination.
     7. Reimbursement for Expenses. Company shall reimburse Executive for reasonable out-of-pocket expenses that Executive shall incur in connection with his services for Company contemplated by this Agreement, on presentation by Executive of appropriate vouchers and receipts for such expenses to Company. At times it may be in the best interests of the Company for Executive's spouse to accompany him on such business travel. On such occasions Company shall reimburse Executive for reasonable out-of-pocket expenses incurred for his spouse. Such occasions shall be determined by guidelines established by the Board of sound discretion.
     8. Automobile. The duties to be performed by Executive under the provisions of this agreement will require the regular use of an automobile. The parties agree that Executive shall be provided with a monthly car allowance. The amount of the car allowance shall be $500.00 per month, and shall remain fixed throughout the term of this Agreement.
     9. Vacation. Executive shall be entitled each year during the term of this Agreement to a vacation of twenty-three (23) days, no two of which need be consecutive, during which time his compensation shall be paid in full. The length of annual vacation time shall increase by one day for every year of service to the Company after 1995 to a maximum of 35 days per year. Such vacation time shall be accrued and may be taken by executive in accordance standard Company policy governing Corporate executives..
     10. Liability Insurance. The Company shall procure and maintain throughout the term of this Agreement a policy or policies of liability insurance for the protection and benefit of directors and officers of the Company. Such insurance shall have a combined limit of not less than $2,000,000.00 and may have a deductible of not more than $100,000.00.
     11. Other Benefits. Nothing in this Agreement shall be construed as limiting or restricting any benefit of Executive, under any pension, profit-sharing or similar retirement plan, or under any group life or group health or accident or other plan of the Company, for the benefit of its employees generally or a group of them, now or hereafter in existence, nor shall any payment under this Agreement be deemed to constitute payment to Executive, in lieu of or in reduction of any benefit or payment under any such plan.
     12. Termination by Company. Company may terminate this Agreement for cause at any time upon thirty (30) days written notice to Executive. Cause shall exist if the Company's Board of Directors determines, in good faith, that Executive has been dishonest, has grossly neglected his duties hereunder, or has committed some other act or omission which substantially impairs Company's ability to conduct its ordinary business in its usual manner. The notice of termination shall specify with particularity the actions or inaction's constituting such cause. In the event of termination under this section, Company shall pay Executive all amounts due hereunder which are then accrued but unpaid within thirty (30) days after Executive's last day of employment.
     13. Termination by Executive. If Company shall cease conducting its business, take any action looking toward its dissolution or liquidation, make an assignment for the benefit of its creditors, admit in writing its inability to pay its debts as they become due, file a voluntary petition or be the subject of an involuntary petition in bankruptcy, or be the subject of any state or federal insolvency proceeding of any kind, then Executive may, in his sole discretion, by written notice to Company, terminate his employment and Company hereby consents to the release of Executive under such circumstances and agrees that if Company ceases to operate or to exist as a result of such event, the non-competition and other provisions of Paragraph 17 of this Agreement shall terminate. In the event of termination by executive pursuant to this Paragraph 13, executive shall be entitled to payment of salary and other benefits and expense reimbursements accrued up to the date of such termination, and any outstanding stock options shall be exercisable for six months in accordance with Paragraph 6 of this Agreement, but Executive shall not be entitled to any other termination payments under this Agreement.
     14. Communications to Company. Executive shall communicate and channel to Company all knowledge, business, and customer contacts and any other matters of information that could concern or be in any way beneficial to the business of Company, whether acquired by Executive before or during the term of this Agreement shall be construed as requiring such communications where the information is lawfully protected from disclosure as a trade secret of a third party.
     15. Binding Effect. This Agreement shall be binding on and shall inure to tile benefit of any successor or successors of employer and the personal representatives of Executive.
     16. Non-Competition after Termination. Executive agrees that, in addition to any other limitation, for a period of two years after the termination of his employment under this Agreement (except a termination pursuant to an event described in Paragraph 14, above), Executive will not directly or indirectly engage, or in any manner be connected with or employed by any person, firm, corporation, or other entity in competition with Company or engaged in providing unskilled or semi-skilled temporary workers within the United States, Canada, and in such foreign jurisdictions as the Company now conducts business or hereafter, during the term of this Agreement, contemplates conducting business. If the provisions set forth are determined to be too broad to be enforceable at law, then the area and/or length of time shall be reduced to such area and time that shall be enforceable.
     17. Use of Confidential Information. Executive agrees that, in addition to any other limitation contained in this Agreement, regardless of the circumstances of the termination of employment, he will not use for his own benefit or communicate to any person, firm, corporation, or other entity any information relating to customer lists, prices, advertising, nor any confidential knowledge or secrets that Executive might from time to time acquire with respect to the business of the Company, or any of its affiliates or subsidiaries. If the provisions set forth herein are determined to be too broad to be enforceable at law, then such provisions shall be limited in application so that they shall be enforceable.
     18. Law to Govern Contract. It is agreed that this Agreement shall be governed by, construed, and enforced in accordance with the laws of the Washington.
          19.     Entire Agreement. This Agreement shall constitute the
entire agreement between the parties and any prior understanding or representation of any kind preceding the date of this Agreement shall not be binding upon either party except to the extent incorporated in this
Agreement.
     20. Modification of Agreement. Any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in writing signed by each party or an authorized representative of each party. This Agreement may not be modified without the written consent of the Seacoast Capital Partners Limted Partnership, Allied Investment Corporation, Allied Investment Corporation II, and Allied Capital Corporation II (hereafter collectively the "Purchasers"), so long as the provisions governing Executive Compensation of that certain Note Purchase Agreement dated October ___, 1995, between Labor Ready, Inc., et al., and Purchasers, and that certain Warrant Purchase Agreement dated October ___, 1995, between Labor Ready, Inc., et al., and Purchasers shall survive.
     21. No Waiver. The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.
     22. Attorney Fees. In the event that any action is filed in relation to this Agreement, the unsuccessful party in the action shall pay to the successful party, in addition to all other required sums, a reasonable sum for the successful party's attorneys' fees
     23. Notices. Any notice provided for or concerning this Agreement shall be in writing and shall be deemed sufficiently given when personally delivered or when sent by certified or registered, return receipt requested mail if sent to the respective address of each party shall designate by notice.
IN WITNESS WHEREOF, each party to this Agreement has caused it to be executed at Tacoma, Washington on the date first above written.
COMPANY: LABOR READY, INC.
By:____________________________
     John R. Coghlan, Secretary
     EXECUTIVE: GLENN WELSTAD

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